UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT: December 12, 2008

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its charter)

OHIO 0-01097	31-0455440
(State or other jurisdiction of (Commission File No.)	(I.R.S. Employer
Incorporation or organization)	Identification No.)

600 ALBANY STREET, DAYTON, OHIO	45408
(Address of principal executive offices)	(Zip Code)

(937) 443-1000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Standard Register Company announced its long-time Chief Financial Officer, Craig J. Brown, has chosen to retire March 1, 2009.  Mr. Brown has been a finance officer since 1987, and CFO since 1995.  The recent restructuring actions led Mr. Brown to offer to accelerate his retirement in order to make room for others in the Finance organization to advance.  In appreciation of his distinguished service, wise counsel and effective leadership, the Board is providing a departure arrangement equal to one year of base compensation, $358,000, to be paid out over the year following Mr. Brown’s departure.  In addition, the Board agreed to pay Mr. Brown $50,000 in recognition of his contribution to creating a framework for the Company’s future strategic plans.  The $50,000 will be paid one year following Mr. Brown’s departure from the Company.

In connection with Mr. Brown’s retirement, the Board announced it will appoint Robert M. Ginnan, Corporate Controller, to be CFO effective upon Mr. Brown’s departure.  Mr. Ginnan joined Standard Register in 1992 and has progressed through a series of operational finance roles, becoming corporate controller in 2000.  Mr. Brown and Mr. Ginnan will work toward a seamless transition of responsibilities in the next several months.

In another matter, the Board announced that former Chief Executive Officer Dennis L. Rediker has resigned his position as a Director.  Mr. Rediker indicated he has no disagreement with the direction of the Board and wishes the Company success in the future.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

(d)

Exhibits

99.1

Press Release dated December 12, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT

THE STANDARD REGISTER COMPANY

Date:  December 12, 2008

/s/ Kathryn A. Lamme

By: Kathryn A. Lamme

Senior Vice President, General Counsel,

and Secretary